Exhibit 99.1

BitMine Launches Bitcoin Treasury Advisory Practice and Enters into $4M Transaction with First BTC Treasury Advisory Client

May 19, 2025 – Las Vegas, NV (GLOBE NEWSWIRE) – BitMine Immersion Technologies, Inc. (OTCQX: BMNRD) today announced the launch of its Bitcoin Treasury Advisory Practice, alongside a $4 million strategic transaction with a U.S. exchange-listed company. BitMine is offering “Mining as a Service,” or MaaS, to the strategic partner and plans to offer MaaS to companies that own Bitcoin and wish to add Bitcoin denominated revenue, in addition to Bitcoin, as a core treasury holding.

Upon closing of the strategic agreement, BitMine will lease 3,000 Bitcoin ASIC miners to the client through December 30, 2025, for $3.2 million, with $1.6 million paid upfront. The client has also engaged BitMine for an $800,000 consulting agreement for one year, focused on Bitcoin Mining-as-a-Service and Bitcoin Treasury Strategy.

This marks the first client for BitMine’s new advisory business, which supports public companies with Bitcoin-based revenue strategies, GAAP accounting insights, custody solutions, and BTC/USD hedging.

“Currently, there are almost 100 public companies that have adopted Bitcoin as a treasury holding. We expect this number to grow in the future. As more companies adopt Bitcoin treasury strategies, the need for infrastructure, revenue generation, and expert guidance grows along with it,” said Jonathan Bates, CEO of BitMine. “This single transaction is greater than our entire 2024 fiscal year revenue, and we feel there is an opportunity to acquire more clients in the near future as interest in Bitcoin ownership grows.”

About BitMine Immersion Technologies, Inc.

BitMine is a Bitcoin Network Company, with a focus on Bitcoin mining, Synthetic Bitcoin Mining through involvement in Bitcoin mining hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding expected revenue from strategic transactions and future business opportunities. In evaluating these forward-looking statements, you should consider various factors, including: our ability to keep pace with new technology and changing market needs; our ability to finance our current business and proposed future business; and the competitive environment of our business. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, and its Quarterly Report on Form 10-Q filed with the SEC on April 14, 2025, and all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov/edgar/searchedgar/companysearch. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates, Chairman and CEO

info@bitminetech.io